Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Omnibus Incentive Compensation Plan of Pike Electric Corporation of our report dated August 29, 2007, with respect to the consolidated financial statements and schedule of Pike Electric Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of Pike Electric Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Greensboro, North Carolina
May 9, 2008